WSFS FINANCIAL CORPORATION
                     838 Market Street, Wilmington, DE 19899



For Release:       November 5, 2002                    Contact:  Mark A. Turner
                                                                 (302) 571-7160

                  WSFS ANNOUNCES CLOSING OF C1FN/EVERBANK SALE

         WSFS Financial Corporation (NASDAQ/NMS: WSFS), the parent company of Wilmington Savings Fund Society, FSB (WSFS), reported that the previously announced sale of its C1FN/Everbank branchless national banking segment to Alliance Capital Partners, Inc., the privately-held parent company of First Alliance Bank, a federally chartered savings bank, closed on November 5, 2002.

         Total assets of the sold segment at September 30, 2002 were approximately $345 million, including net loans of $18 million; deposits at that same date were approximately $340 million. As anticipated, WSFS expects to record a modest gain in the fourth quarter 2002 related to the operation and sale of this segment. This transaction is consistent with the Company's strategic direction and other recent actions to focus resources on WSFS' core community bank in and around Delaware.

         WSFS Financial Corporation is a $1.6 billion financial services company. Its principal subsidiary, Wilmington Savings Fund Society, FSB, currently operates 21 retail banking offices in New Castle County and Dover, Delaware, as well as Chester and Delaware Counties in Pennsylvania. Other operating subsidiaries include WSFS Credit Corporation; Wilmington Finance, Inc.; and WSFS Investment Group, Inc. For more information, please visit the Bank's website at www.wsfsbank.com.

                                      * * *

         Statements contained in this news release, which are not historical facts, are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by WSFS Financial Corporation with the Securities and Exchange Commission from time to time. The Corporation does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Corporation.

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